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EXHIBIT 10.11

Monoclonal Antibody
Purchase and Sale Agreement

This AGREEMENT FOR THE PURCHASE AND SALE OF MONOCLONAL ANTIBODIES (the “Agreement”), dated and effective as of December 26, 2006 (the “Effective Date”) is by and between INTELLECT NEUROSCIENCES, INC., a Delaware corporation with offices at 7 West 18th Street, New York, NY 10011, USA (“Intellect”), and IMMUNO-BIOLOGICAL LABORATORIES CO., LTD., a Japanese corporation with offices at 5-1 Aramachi, Takasaki-shi, Gunma 370-0831, Japan (“IBL”). Intellect and IBL shall each be a “Party” and together the “Parties”.

WHEREAS, IBL provides various medicines and in-vitro diagnostic products used to promote the fight against disease and to assist human welfare and is engaged in the business of selling antibodies for both biomedical research and diagnostic use;

WHEREAS, Intellect is engaged in research to produce therapeutic monoclonal antibodies for the prevention and treatment of Alzheimer’s disease; and

WHEREAS, Intellect desires to obtain certain monoclonal antibodies and related materials from IBL and IBL desires to sell such antibodies and related materials to Intellect;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1: DEFINED TERMS

1.1  “Accounting Standards” shall mean United States Generally Accepted Accounting Principles (“US GAAP”).

1.2  “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, voting capacity at management meetings, by contract or otherwise.

1.3  “Antibodies” shall have the meaning set out in Article 2.

1.4  “Approval” shall mean any approval (including Price Approvals), registration, license or authorization from any Governmental Authority required for the manufacture, Development, Commercialization, distribution, sale, storage or transport of the Product in any country of the Territory, and shall include, without limitation, an approval, registration, license or authorization granted in connection with any Approval Application.

1.5  “Approval Application” shall mean the submission to the relevant Governmental Authority of an appropriate application seeking any approval (including Price Approval), registration, license or authorization from any Governmental Authority required for the manufacture, development, commercialization, distribution, sale, storage or transport of the Product in any country of the Territory, and shall include, without limitation, a marketing authorization application, supplementary application or variation thereof, NDA, or any equivalent applications in any country of the Territory.

1.6  “Business Day” shall mean a day which is not a Saturday, Sunday or public holiday in Japan, Israel or New York.

1.7 “Commercially Reasonable Efforts” shall mean the efforts and resources customarily used in the pharmaceutical industry for a compound which is of similar market potential and at a similar stage in its product life.

1.8 “Confidential Information” shall have the meaning set out in Article 12

1.9 “Control” in the context of intellectual property, shall mean possession of the ability to grant the license or other access provided for herein without violating the terms of any agreement or other arrangement with a Third Party.

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1.10 “Effective Date” shall mean the earliest date on which this Agreement has been executed by both Parties.

1.11 “EMEA” shall mean the European Agency for the Evaluation of Medicines or any successor agency thereto.

1.12 “EU” shall mean the then current member states of the European Union.

1.13 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.14 “Final Approval” shall mean, (i) in relation to the United States, receipt by Intellect or Intellect Licensee of the official approval letter from the FDA approving the marketing and sale of the Product in the United States under an NDA or supplemental NDA, as applicable, or (ii) in relation to the EU, receipt by Intellect or Intellect Licensee of the EMEA’s or relevant national regulatory authority’s written decision granting marketing authorization for the Product in one or more countries in the EU, or (iii) in relation to any other countries in the Territory, receipt of an equivalent approval to distribute, market and sell the Product in such country(ies) by Intellect or Intellect Licensee.

1.15 “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.16  “IBL Know-How” shall mean, to the extent Controlled by IBL on the Effective Date or during the Term, Know-How that is necessary for the manufacture, use, Development, sale, offer for sale or importation of the Product, including, without limitation, Inventions owned solely by IBL or jointly by IBL and a Third Party and all Know-How Controlled by IBL in relation to the Antibodies.

1.17  “IBL Patents and Corresponding Applications” shall mean, to the extent Controlled by IBL as of the Effective Date or during the term of this Agreement, all Patent Rights and patent applications that claim the manufacture, use, development, sale, offer for sale or import of Product, and all divisional, continuations, continuations-in-part, reissues, extensions, reexaminations, extensions and renewals of such patents in all foreign jurisdictions, including, without limitation, Inventions owned solely by IBL or jointly by IBL and a Third Party with respect to the “82E1 Antibody” and the “1A10 Antibody”, each as defined in Article 2 hereof, and all of which are listed on Schedule 3 attached hereto.

1.18  “IBL Technology” shall mean the IBL Patents and Corresponding Applications and IBL Know-How.

1.19  “Intellect Patents and Corresponding Applications” shall mean, Japanese patent (No 3816111, granted 06/16, 2006), Australia (Patent No. 743827, granted 5/23/02), China (Patent No. 1177616, granted 12/1/04) New Zealand (Patent No. 337765, granted 1/10/02 and all divisional, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals and extensions of such patents, US application no 09/402,820 and all divisional, continuations, continuations-in-part, reissues, extensions, reexaminations, extensions and renewals of such patents in all foreign jurisdictions.

1.20 “Invention” shall mean any invention, whether or not patentable, or other Know-How, conceived in the course and as part of the development together with all Patent Rights and other intellectual property rights therein.

1.21 “Know-How” shall mean any and all proprietary unpatented technical information, data, ideas, test results, inventions, instructions, processes, knowledge, techniques, discoveries, formulae, specifications, designs, regulatory filings, and biological or other materials (including, without limitation, biological, chemical, toxicological, physical and analytical, safety, manufacturing and quality control data and information) and other information (whether or not patentable) which are now or hereafter during the Term of this Agreement are owned, licensed (with the right to sublicense) or otherwise held by a Party or its Affiliates related to the Antibodies, or the development, manufacture, use, or sale thereof.

1.22 “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority in the Territory.

1.23 “Loss” or “Losses” shall mean all losses, obligations, liabilities, penalties and damages (including but not limited to compensatory damages), settlements, costs and expenses, including, without limitation, reasonable attorneys’ fees, of whatever kind or nature, in each case incurred by a party or an Affiliate and paid to a Third Party, before and without giving effect to any insurance proceeds.

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1.24 “Major Market Country” shall mean each of Japan, China, France, Germany, Italy, Spain, the United Kingdom and the United States.

1.25 “Management Change of Control” shall mean any of the following events: (i) the acquisition by a Third Party (other than a Third Party controlling a Party as of the Effective Date) of more than fifty percent (50%) of the shares of such Party’s capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of such Party’s board of directors (the “Voting Stock”), but excluding any such acquisition that is a bona fide equity financing of such Party with arm’s-length financial investors where such an investor is not within the top 20 globally ranked pharmaceutical companies (as ranked by annual sales); (ii) the approval by a Party’s stockholders of a merger, share exchange, reorganization, consolidation or similar transaction of IBL or Intellect (a “Transaction”), other than a Transaction which would result in the Voting Stock of IBL or Intellect outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the Voting Stock of IBL or Intellect or such surviving entity immediately after such Transaction; or (iii) approval by a Party’s stockholders of a complete liquidation of such Party or a sale or disposition of all or substantially all of the assets of such Party.

1.26 “NDA” shall mean a new drug application and all amendments and supplements thereto filed with the EMEA, the FDA or an equivalent Governmental Authority, requiring such filing, and including all documents, data and other information concerning a pharmaceutical product which is necessary for the gaining of Approval seeking permission to market and sell the applicable Product in a country.

1.27 “Net Sales” with respect to any Product shall mean the gross amount invoiced by or on behalf of Intellect and any Intellect Affiliate, licensee or sublicensee (“Intellect Licensee”) for that Product sold to Third Party customers, less the following deductions, determined in accordance with Intellect’s or Intellect Licensee’s standard accounting methods as generally and consistently applied by Intellect or Intellect Licensee, to the extent included in the gross invoiced sales price of any Product or otherwise directly paid or incurred by Intellect or Intellect Licensee (or affiliates) with respect to the sale of such Product:

(a)	normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product;

(b)	amounts repaid or credited by reasons of defects, rejection, recalls, returns, rebates and allowances of goods or because of retroactive price reductions specifically identifiable to the Product;

(c)	charge backs and other amounts paid on sale or dispensing of such Product;

(d)	amounts payable resulting from Governmental (or agency thereof) mandated rebate programs;

(e)	Third-Party cash rebates and chargeback related to sales of the finished Product, to the extent actually allowed;

(f)	tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income);

(g)	retroactive price reductions that are actually allowed or granted;

(h)	cash discounts for timely payment;

(i)	delayed ship order credits;

(j)	discounts pursuant to indigent patient programs and patient discount programs;

(k)	all freight, postage and insurance included in the invoice price; and

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(l)	amounts repaid or credited for uncollectible amounts on previously sold Products.

Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

Sales from Intellect to its Affiliates or from an Intellect Licensee to its Affiliates shall be disregarded for purposes of calculating Net Sales. In the case of any sale or other disposal of a Product between or among Intellect and its Affiliates, or between or among an Intellect Licensee and its Affiliates, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party.

In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice.

In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal.

1.28 “Patent Rights” shall mean (a) United States patents and patents of other countries, including, without limitation, re-examinations, reissues, renewals, extensions, term restorations, confirmations, registrations, re-validations, patents of addition, supplementary protection certificates and the like, and (b) pending applications for United States patents and patents of other countries, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates.

1.29 “Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.30 “Phase I” means any study conducted in any country to determine, among other things, safety of a Product in a target patient population.

1.31 “Phase II” means any study conducted in any country to determine, among other things, dose response, duration of effect, preliminary efficacy and safety of a Product in a target patient population.

1.32 “Phase III” means any study conducted in any country to confirm, with statistical significance, the efficacy and safety of a Product in a large, targeted population, performed to obtain Regulatory Approval of such Product.

1.33 “Price Approval” shall mean, in countries in the Territory where Governmental Authorities may approve or determine pricing or pricing reimbursement for pharmaceutical products, such approval or determination.

1.34 “Pre-clinical study” shall mean any study conducted in any country to determine, among other things, safety of a Product in animals for the purpose of NDA.

1.35 “Product” shall mean a pharmaceutical product, utilizing a free end specific antibody drug product to position 1 or 40 of A Beta that is made with the Antibodies.

1.36  “Regulatory Approval” in the United States shall mean Final Approval of a new drug application pursuant to United States code as published at 21 CFR ss. 314, permitting marketing of the applicable Product in interstate commerce in the United States; in the European Union shall mean Final Approval of the marketing authorization application pursuant to Council Directive 75/319/EEC, as amended, or Council Regulation 2309/93/EEC or such approval as granted by a relevant national Regulatory Authority, as amended; or with respect to any other country not included in the foregoing, all authorizations by the appropriate Governmental Authority necessary for the commercial sale of a Product in that country including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing.

1.37 “Regulatory Authority” shall mean the FDA, EMEA or any other counterpart or additional governmental or regulatory agencies responsible for applicable Regulatory Approvals.

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1.38 “Term” shall have the meaning set out in Article 9.

1.39 “Territory” shall mean all the countries in the world.

1.40 “Third Party” shall mean any Person other than Intellect or IBL or any Affiliate of either Party.

ARTICLE 2: Sale and Purchase of Monoclonal Antibodies

2.1	(a) As of the Effective Date, IBL hereby sells to Intellect and Intellect purchases, the humanized monoclonal antibody referred to as 82E1, all cells or cell lines that secrete such antibody, the cDNA sequence of the antibody, the cDNA sequence of the murine hybridoma antibody from which the 82E1 humanized antibody is derived and any IBL Patents and Corresponding Applications and Know How related to the antibody, the cell lines and the method of making the antibody and cloning the cell lines (the “82E1 Antibody”) all as set forth on Schedule 1 attached hereto.

(b) As of the Effective Date, IBL hereby sells to Intellect and Intellect purchases the IBL murine monoclonal antibody referred to as 1A10, the cDNA sequence of the antibody from which the 1A10 murine antibody is derived and any IBL Patents and Corresponding Applications and Know How related to the antibody, the cell lines and the method of making the antibody and cloning the cell lines (the “1A10 Antibody”) all as set forth on Schedule 2 attached hereto. (The 82E1 Antibody and the 1A10 Antibody are hereinafter referred to as the “Antibodies”.)

(c) Except as set forth in this Agreement, IBL retains no rights with respect to the Antibodies, the cells or cell lines that secrete such antibodies, the cDNA sequence of the antibodies, the cDNA sequence of the murine hybridoma antibodies from which the antibodies are derived and any IBL Patents and Corresponding Applications and Know How related to the Antibodies.

2.3 In consideration of the sale and purchase of the Antibodies, Intellect agrees to pay a total of US $2,125,000 to IBL upon the achievement of certain milestones plus royalties ***, as described below in Article 4.

2.4  Intellect hereby grants IBL a worldwide, exclusive, paid up license under the Intellect Patents and Corresponding Applications to make, use and sell murine monoclonal antibodies that are free end specific for the amino-terminus of beta amyloid peptides at position 1 and also for the C-terminus at position 40 solely for diagnostic and/or laboratory research purposes. The license granted herein shall automatically terminate if IBL sells or transfers the Antibodies to any Third Party for any purpose other than diagnostic and/or laboratory research purposes. Intellect expressly reserves for itself the right to make, have made, import, transfer, purchase and use the Antibodies for the purpose of research and/or development of a Product without payment or accounting to IBL.

2.5 IBL shall deliver the Antibodies to the location(s) specified by Intellect at the expense of Intellect.

2.6 Intellect shall return the Antibodies, cell lines, cDNA sequences, Patents and Corresponding Applications transferred to Intellect by IBL in the event that Intellect has not initiated the pre-clinical study with a free end specific antibody drug product to position 1 or 40 of A Beta that is made with the Antibodies, within three (3) years after the Effective Date.

ARTICLE 3: Development and Manufacture

3.1 Intellect shall be solely responsible for all development of the Antibodies, including all pre-clinical and clinical development activities. Intellect (and its Affiliates where appropriate) shall retain authority and responsibility for ensuring and maintaining compliance with applicable Laws. IBL and its Affiliates shall co-operate and provide to Intellect any assistance reasonably required by Intellect for the purposes of obtaining Regulatory Approvals for the Antibodies without further compensation, but with the understanding that reasonable expenses incurred by IBL and as are previously agreed to in writing by IBL and Intellect in connection therewith will be reimbursed by Intellect. IBL will make fully available to Intellect such of the IBL Technology as is necessary for Intellect to fully exploit the Antibodies consistent with this Agreement.

3.2 The Antibodies will be manufactured by Intellect or a Third Party manufacturer of Intellect’s sole choice.

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ARTICLE 4: Payment

4.1 Intellect shall provide IBL with written notice of the achievement of each of the milestone events listed below promptly (and in any event within thirty (30) days) following such achievement. In consideration of the sale of the Antibodies, Intellect shall make the following payments on the achievement of the milestone events listed below, where “Initiation” is defined as the first dose given to the first subject or patient, within thirty (30) days of the receipt by Intellect of the invoice from IBL:

***	***
***	***
***	***
***	***
***	***
***	***
Total	$2,125,000

4.2 The above milestones shall be payable to IBL for the first free end specific antibody drug product to A beta position 1 or 40 developed by Intellect using the Intellect monoclonal free-end specific antibody technology.

4.3 As further consideration for the sale of the Antibodies, Intellect will pay IBL a royalty ***; provided that if Intellect is required to obtain a license from a Third Party in order to manufacture, use, or sell the Antibodies or the Product, then Intellect may deduct the royalties paid to the Third Party from the royalties payable to IBL, ***.

4.4 Royalties will be paid to IBL on a semi annual basis within 60 days after the end of each semi-annual period during which this Agreement is in effect.
.
4.5 Intellect shall provide to IBL semi annual reports detailing its Net Sales (and adjustments thereto) with respect to the Antibodies.

4.6  With respect to sales of Antibodies in United States Dollars, all royalty calculations and amounts due to IBL shall be expressed in United States Dollars. With respect to sales of Antibodies in a currency other than United States Dollars, all royalty calculations and amounts due to IBL shall be expressed both in the currency of such sales and in the United States Dollar equivalent. The United States Dollar equivalent shall be calculated using Intellect’s then-current standard exchange rate methodology applied in its external reporting for the conversion of foreign currency sales into United States Dollars.

ARTICLE 5: Books, Records and Inspections

5.1  Intellect shall, and shall cause its Affiliates to, keep proper books of record and account in which full, true and correct entries (in conformity with the Accounting Standards and all requirements of Law) shall be made of all dealings and transactions in relation to this Agreement. Intellect will keep such books and records for at least three (3) years following the end of the calendar quarter to which they pertain. Such books of accounts shall be kept at Intellect’s principal place of business.

5.2  No more than once in any calendar year this Agreement is in force, and for one year thereafter, Intellect shall, and shall cause its Affiliates to, permit independent auditors, to visit and inspect, during regular business hours and under the guidance of officers of Intellect, and to examine the books of account of Intellect or such Affiliate solely to determine the correctness of any sales records and payments made or required to be made by Intellect under this Agreement.

ARTICLE 6: Intellectual Property

6.1 All Inventions by Intellect, whether or not patentable, that are generated, identified, discovered, conceived created or made or reduced to practice solely by Intellect or its Affiliates, employees and agents or others acting on its or their behalf in connection with Intellect’s activities under this Agreement, or are owned or controlled by Intellect or its Affiliates and that are necessary to use, research, develop, seek regulatory approval, manufacture or sell antibodies, including, without limitation, various chemical and physical forms, formulations, combinations, back-ups, modes of delivery and methods of use for the Antibodies (collectively, “Intellect Inventions”) and all Patents Rights claiming such Intellect Inventions shall be the sole property of Intellect.

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6.2 Intellect shall have the right to bring suit under the Intellect Patents and Corresponding Applications licensed to IBL under this Agreement without joining IBL as a party. At the request of Intellect, and at Intellect’s sole cost and expense, IBL shall join as a party plaintiff in any lawsuit for infringement of the Patents and Corresponding Applications licensed to IBL under this Agreement. IBL shall not have the right to bring suit for infringement of the Intellect Patents and Corresponding Applications licensed to IBL hereunder.

ARTICLE 7: Representations and Warranties

7.1 Due Incorporation. Each of the Parties hereto hereby represents and warrants to the other that it is duly incorporated under the relevant Laws of incorporation and each has full corporate authority to enter into and to perform its obligations under this Agreement.

7.2  Due Authorization. Each of the Parties hereto hereby represents and warrants to the other that this Agreement has been fully authorized, executed and delivered by it and it has full legal right, power and authority to enter into and perform this Agreement, which shall constitute a valid and binding agreement between the Parties upon due execution and that it does not conflict with or result in a breach of the terms of any agreement to which such Party is a party.

7.3 IBL Representations and Warranties

All representations and warranties of IBL contained in this Agreement shall be true and correct in all respects (in the case of any warranty containing any materiality qualification) or in all material respects (in the case of any warranty without any materiality qualification) on the date hereof. IBL represents and warrants to Intellect to the best of its knowledge as of the Effective Date, subject to disclosure in agreed form against the representations and warranties in an annex to this Agreement, that:

(a)
IBL is not engaged in any litigation or arbitration, or in any dispute or controversy reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or such Party’s ability to fulfill its respective obligations under this Agreement;

(b)
IBL Controls the entire right, title and interest in the IBL Technology, free and clear of all material charges, encumbrances, restrictions, liens, disputes, options, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of Intellect to IBL Patents and Corresponding Applications or IBL Know-How under this Agreement;

(c)
the execution, delivery and performance of this Agreement by IBL does not violate any material law, regulation, orders, judgments or decrees of any court, governmental body or administrative or other agency having authority over it nor any other material agreement or arrangement, whether written or oral, by which it is bound;

(d)	this Agreement is a legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium);

(e)	the rights granted to Intellect and its Affiliates hereunder do not conflict with rights granted by IBL to any Third Party;

(f)
neither IBL nor any of its Affiliates has received any notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification involving any IBL Patents and Corresponding Applications or any administrative proceeding challenging the validity of any IBL Patents and Corresponding Applications;

(g)
no representation or warranty made in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not false or misleading;

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(h)	IBL owns or has all necessary licenses or rights within its jurisdiction for the Territory to the subject matter claimed by the IBL Patents and Corresponding Applications.

7.4 Intellect Representations and Warranties

All representations and warranties of Intellect contained in this Agreement shall be true and correct in all respects (in the case of any warranty containing any materiality qualification) or in all material respects (in the case of any warranty without any materiality qualification) on the Effective Date. Intellect represents and warrants to IBL to the best of its knowledge as of the Effective Date, subject to disclosure in agreed form against the representations and warranties in an annex to this Agreement, that:

(a)
Intellect is not engaged in any litigation or arbitration, or in any dispute or controversy reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or Intellect’s ability to fulfill its obligations under this Agreement;

(b)
Intellect Controls the entire right, title and interest in the Intellect Patents and Corresponding Applications, free and clear of all material charges, encumbrances, restrictions, liens, disputes, options, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of IBL to the Intellect Patents and Corresponding Applications under this Agreement;

(c)
the execution, delivery and performance of this Agreement by Intellect does not violate any material law, regulation, orders, judgments or decrees of any court, governmental body or administrative or other agency having authority over it nor any other material agreement or arrangement, whether written or oral, by which it is bound;

(d)	this Agreement is a legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium);

(e)	the rights granted to IBL and its Affiliates hereunder do not conflict with rights granted by Intellect to any Third Party;

(f)
neither Intellect nor any of its Affiliates has received any notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification involving any Intellect Patents and Corresponding Applications or any administrative proceeding challenging the validity of any Intellect Patents and Corresponding Applications;

(g)
no representation or warranty made in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not false or misleading;

(h)	Intellect owns or has all necessary licenses or rights within its jurisdiction for the Territory to the subject matter claimed by the Intellect Patents and Corresponding Applications.

DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE VALUE, ADEQUACY, FREEDOM FROM INRINGEMENT OF THIRD PARTY PATENTS, FREEDOM FROM FAULT OF, OTHER QUALITY, EFFICIENCY, STABILITY, CHARACTERISTICS OR USEFULNESS OF, OR MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF, ANY ANTIBODY.

ARTICLE 8: IBL Covenants

IBL agrees that its shall use the rights granted to it under the Intellect Patents and Corresponding Applications solely for the manufacture, use and sale for diagnostic and/or laboratory research purposes of murine monoclonal antibodies that are free end specific for the amino-terminus of beta amyloid peptides at position 1 and also for the C-terminus at position 40 and that it shall not transfer, make use or sell the Antibodies for any other purpose.

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ARTICLE 9: Termination

9.1 The Agreement shall be effective from the Effective Date and terminate upon the last to expire of the Intellect Patents unless terminated prior to such time pursuant to this Article 9 (the “Term”).

9.2  Either Party shall have the right to terminate this agreement upon ninety (90) days written notice if the other Party commits a breach of this Agreement that is material to the transactions contemplated by this Agreement taken as a whole. Any such notice of breach shall set forth the details of the alleged breach and the breaching Party shall have the opportunity to cure the breach during the ninety (90) days notice period, or with respect to matters not capable of being cured with ninety (90) days, to initiate steps reasonably expected to cure the breach during such ninety (90) day period. The non-breaching Party may terminate the Agreement forthwith in the event that a material breach is incurable or the breaching party has not initiated steps to cure the breach.

9.3 Either Party shall have the right to terminate this Agreement if, at any time,

(a)
the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or

(b)	if the other Party proposes a written agreement of composition or extension of its debts, or

(c)
if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or

(d)	if the other Party shall propose or be a party to any dissolution or liquidation, or

(e)	if the other Party shall make an assignment for the benefit of creditors, or

(f)	there is a change of Management Change of Control of the other Party.

9.4 In the event that this Agreement is terminated or rejected by Intellect or its receiver or trustee under applicable bankruptcy Laws due to Intellect’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by Intellect to IBL, shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any patents or patent applications in any country of a party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

9.5 In the event that IBL is or becomes subject to the operation of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, then IBL shall grant to Intellect the right to commence action against Third Party infringers of the IBL Patents in the event that IBL fails to commence such action within seven (7) Business Days of becoming aware of such a Third Party infringer of the IBL Patents.

9.6  Survival of Obligations. Notwithstanding the expiration or termination of this Agreement, neither Intellect nor IBL shall be relieved of any obligations incurred by such Party prior to such termination and such termination shall be without prejudice to the rights and remedies of a Party with respect to any antecedent breach of any of the provisions of this Agreement. All other provisions which by their nature are intended to survive any such termination shall survive and continue to be enforceable.

9.7 Notice of termination served by a Party upon the other Party shall be binding on the Parties’ Affiliates. Both Parties and their respective Affiliates shall immediately cease their activities under this Agreement and shall pay all sums due and owing to one another.

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ARTICLE 10: Indemnity

10.1 Intellect shall indemnify, defend and hold harmless IBL, its Affiliates, agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability, including attorney’s fees (“Loss”) for personal injury or lawsuit for infringement of Third Parties’ Intellectual Property arising from or in connection with use of the Antibodies by Intellect or any Intellect Licensee, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of IBL or its Affiliates.

10.2  In the event a party seeks indemnification under this Article, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

10.3  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT AND UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOSS OF PROFITS, WHETHER BASED ON CONTRACT OR TORT, OR ARISING UNDER APPLICABLE LAW OR OTHERWISE.

10.4  All claims for indemnification (“Indemnity Claims”) by any indemnified party with respect to this Agreement (the “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Article 9. In the event that any written claim or demand for which a party (the “Indemnifying Party”) would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party, such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). All indemnity claims by any Indemnified Party which do not involve Third Party claims shall be communicated via a Claim Notice to the other party promptly following discovery of such claim. The failure to provide such notice will not affect any rights under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.

10.5  The Indemnifying Party shall have twenty (20) days from the delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be subject to the limitations set forth in this Article 10.

10.6  In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any Third Party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including without limitation, attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the Third Party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

10.7  The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party may settle any claim or demand for monetary damages; it being understood that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof.

10.8 To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to assist in the defense of all such claims.

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10.9  If the Indemnifying Party shall fail to undertake in a timely manner the defense of any Third-Party claim or it is reasonably determined that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present a conflict of interest, the Indemnified Party shall have the right to undertake the defense or settlement thereof at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Article 10.9 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party timely written notice and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. No settlement that the Indemnifying Party is responsible for paying may be entered into without the approval of the Indemnifying Party.

10.10 Any notice of a claim by reason of any of the warranties contained in this Agreement shall state specifically the warranty with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnifying Party by reason of the claim.

10.11 The Indemnified Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss.

ARTICLE 11: Dispute Resolution

11.1 The Parties agree that except as specified in Articles 11.3(f) and 11.3(i), in no event shall any dispute, controversy or claim arising under this Agreement be the subject of private litigation between the Parties. To the extent that a dispute, controversy or claim is related to compliance with the terms of this Agreement, or the validity, breach, termination or interpretation of this Agreement, such dispute, controversy or claim shall be resolved in accordance with Article 11.2.

11.2 Each Party shall have the right to refer any dispute, controversy or claim related to compliance with the terms of this Agreement, or the validity, breach, termination or interpretation of this Agreement, to the senior management within each Party for resolution. The senior management shall have thirty (30) days in which to meet in good faith to resolve the dispute, controversy or claim. In the event that the senior management of both Parties are unable to resolve the matter within such thirty (30) day period the dispute, controversy or claim, shall be promptly submitted to the to the Chief Executive Officer of IBL or its designee and the Chief Executive Officer of Intellect or its designee (together, the “Senior Officers”) for resolution. In the event the Senior Officers are unable to resolve the dispute, controversy or claim within fifteen (15) days, such dispute, controversy or claim shall be resolved through binding arbitration pursuant to Article 11.3.

11.3 Arbitration

(a)
In the event that the Senior Officers are unable to resolve any dispute, controversy or claim between the Parties referred to them pursuant to Article 11.2 arising out of or in connection with compliance with this Agreement, or the validity, breach, termination or interpretation of this Agreement, the dispute, controversy or claim (other than a dispute, controversy or claim relating to patent scope, validity or infringement) shall, at the request of either Party be finally settled by binding arbitration in accordance with the then current Rules of Arbitration of the International Chamber of Commerce.

(b)
The arbitration panel shall consist of three (3) arbitrators, each of whom must have legal or business experience in pharmaceutical licensing matters. The arbitrators are to be selected as follows: Intellect shall nominate one (1) such qualified arbitrator; IBL shall nominate one (1) such qualified arbitrator; and the two arbitrators so nominated shall nominate a third such qualified arbitrator, who shall be the presiding arbitrator, in each case subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”). In the event either Intellect or IBL shall have failed to nominate a qualified arbitrator as provided above within fifteen (15) days after the other Party shall have nominated its arbitrator, or the two arbitrators so nominated shall fail to agree on a third arbitrator as provided above within thirty (30) days, the presiding arbitrator shall be appointed by the ICC Court.

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(c)	The place of arbitration shall be New York and the language of the arbitration shall be English.

(d)
Except as otherwise provided in this Agreement, the arbitration procedure set forth in this Article 11.3 shall be the sole and exclusive means of settling or resolving any dispute referred to in this Article 11.3.

(e)
Within sixty (60) days after the third and presiding arbitrator has been confirmed by the ICC Court, the Parties shall exchange all documents in their respective possession that are relevant to the issues in dispute and not protected from disclosure by attorney-client privilege or other immunity. Each Party shall also be permitted to take sworn oral deposition of individuals, such depositions to be scheduled by mutual agreement and concluded within forty-five (45) days after the exchange of documents described above. At least fifteen (15) days prior to the first scheduled hearing date, the Parties shall identify the witnesses that they intend to present at the arbitration hearing and the documentation on which they intend to rely. The Parties shall use their commercially reasonable efforts to conclude the arbitration hearings within ten (10) months following the confirmation of the third and presiding arbitrator. The arbitrators shall issue their decision (including grounds and reasoning) in writing no later than sixty (60) days following the conclusion of the last arbitration hearing.

(f)
The award of the arbitrators shall be final and binding on the Parties and may be presented by either of the Parties for enforcement in any court of competent jurisdiction, and the Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any order or award entered therein.

(g)
Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements and/or the fees and costs of the arbitrators.

(h)	Provided the Agreement has not terminated, the Parties covenant to continue the performance under the Agreement in accordance with the terms thereof, pending the final resolution of the dispute.

(i)	Notwithstanding the foregoing, either Party shall have the right to pursue an action in a court of competent jurisdiction to obtain injunctive or other equitable remedy.

ARTICLE 12: Confidentiality

12.1 Each Party will maintain in strictest confidence, and will ensure that its Affiliates and its and their consultants, employees, agents and representatives maintain in strictest confidence, and not publish, use or disclose for any purpose other than as set forth in this Agreement, all proprietary and confidential information or materials possessed or developed which has been or is provided by each Party to the other and whether developed before or after the Effective Date (“Confidential Information”). For the avoidance of doubt, Confidential Information shall include, but not be limited to, information or materials on substances, formulations, technology, equipment, data, reports, know-how, sources for supply, patent position and business plans inventions, discoveries, improvements and methods, business plans, marketing techniques or plans, manufacturing and other plant designs, location of operations, and any other information regarding the business operations of a Party or in relation to development, manufacture or commercialization of any Antibody hereunder. Each Party agrees that it will not use for any purpose other than the completion of the Agreement, and will not publish, disseminate, or disclose, in any manner, to any person not subject to restrictions of confidentiality at least as strict as those contained within this Agreement, any Confidential Information, except that a Party may disclose any portion of the Confidential Information that: (i) that Party is legally required to disclose, (ii) that Party can demonstrate by competent evidence has entered or enters the public domain through no act or fault of that Party, (iii) that Party can demonstrate by competent evidence was already known by that Party before receipt from the disclosing Party, or (iv) that Party can demonstrate by competent evidence was received by that Party, without restriction on disclosure, from a Third Party under no confidentiality obligation to the other Party.

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12.2.  Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information but in no event less than reasonable care. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Each Party shall ensure that any agent, consultant or representative shall only receive such Confidential Information under restrictions of confidentiality at least as strict as those contained within this Agreement.

12.3 Each Party acknowledges that damages resulting from disclosure of the Confidential Information would be an inadequate remedy and that, notwithstanding the provisions of Article 11.1(a), in the event of any such disclosure or any indication of an intent to disclose such information, a Party (or its Affiliates) owning such information shall be entitled to seek, by way of private litigation, injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity.

12.4  The provisions of this Article 12 will survive for ten (10) years after the termination or expiration of this Agreement.

ARTICLE 13: Miscellaneous

13.1 Press Releases. The Parties agree that they may disclose publicly through press releases, upon signing this Agreement, the nature and scope of this Agreement in the form as mutually agreed by the Parties. Thereafter, the Parties may make such public disclosures regarding this Agreement as are reasonably necessary to comply with Laws or regulations or for appropriate market disclosure, and based on the advice of external securities law counsel. All press releases shall be approved in writing in advance by both Parties, except for such disclosures permitted pursuant to the preceding sentence, such approval not to be unreasonably withheld or delayed.

13.2 Amendment. No amendment, waiver or consent to this Agreement shall be effective unless in writing and signed by both Parties hereto.

13.3  Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by IBL to a Party which is not an Affiliate of IBL without the prior written consent of Intellect; provided, however, that IBL may assign this Agreement and its rights and obligations hereunder without Intellect’s consent in connection with the transfer or sale of all or substantially all of the business of IBL to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. Any purported assignment in contravention of this Article 13.3 shall, at the option of Intellect, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees of IBL.

13.4 Intellect shall consult with IBL prior to an assignment by it of the rights or obligations hereunder to a Party which is not an Affiliate of Intellect; however Intellect may assign this Agreement without the consent of IBL. Intellect shall give IBL written notice within five Business Days of such assignment. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees of Intellect.

13.5 In the event that an Affiliate to which a Party has assigned any of its rights or obligations under this Agreement ceases to be an Affiliate of that Party, the Affiliate shall assign back to that Party all such rights and obligations prior to it ceasing to be an Affiliate.

13.6 Merger, Acquisition and Sale of Company. In the event that Intellect merges with a Third Party or is acquired by a Third Party at the will of Intellect, or sells the company to a Third Party, no such merger, acquisition or sale of the company shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder,. This Agreement shall be binding upon and enforceable against the merged company, the acquiring company or purchasing company.

13.7 Entire Agreement. This Agreement (including the Annexes hereto) constitutes the entire agreement of the Parties with respect to the Antibodies and supersedes any and all prior negotiations, correspondence and understandings between the Parties with respect to the subject matter hereof, whether oral or in writing.

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13.8 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York and the United States of America without regard to the conflicts of Laws principles thereof.

13.9  Notices. All notices and other communications pursuant to this Agreement shall be in writing, shall be effective when received, and shall be deemed to have been received on the date of delivery if delivered personally; or on the second business day after the business day of deposit with Federal Express or other similar courier for overnight delivery, freight prepaid; in each such case, addressed as follows (until any such address is changed by notice duly given):

To Intellect:

Intellect Neurosciences, Inc
7 West 18th Street
New York, NY 10011

Attention: Elliot Maza
Executive Vice President and Chief Financial Officer
Fax: 212-448-9600
with a copy to:

Timothy Maguire, Esq.
Brown Rudnick Berlack Israels
One Financial Center
Boston, MA 02111
Fax: (617) 856-8201

To IBL:

Immuno-Biological Laboratories Co., Ltd.
5-1 Aramachi, Takasaki-Shi, Gunma
370-0831, JAPAN

Attention: Tsutomu Seito, President
Fax: +81 27-310-8045

13.10  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11   No Agency. It is understood and agreed that nothing in this Agreement shall be construed as authorization for either Party to act as agent for the other.

13.12  Force Majeure. Each Party hereto shall be relieved of its obligations hereunder to the extent that fulfillment of such obligations shall be prevented by acts beyond its reasonable control.

13.13 Titles. The titles of the Articles of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such titles.

13.14  Severability. Each Party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

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13.15 Waiver. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

13.16  Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

13.18 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

Immuno-Biological Laboratories Co., Ltd.

__________________________
Name: Tsutomu Seito
Title: President

Date: _______________

Intellect Neurosciences, Inc

__________________________
Name:
Title:

Date: _______________

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SCHEDULE 1

82E1 ANTIBODY DELIVERABLES

1.	The humanized monoclonal antibody referred to as 82E1

i)	The secreting CHO cell lines
ii)	The cDNA sequence in variable region of the antibody
iii)	Expression vector

2.	The murine monoclonal antibody referred to as 82E1

i)	The secreting Hybridoma cell lines
ii)	The cDNA sequence in variable region of the antibody

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SCHEDULE 2

1A10 ANTIBODY DELIVERABLES

1.	The murine monoclonal antibody referred to as 1A10
i)	The secreting Hybridoma cell lines
ii)	The cDNA sequence in variable region of the antibody

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SCHEDULE 3

IBL PATENTS AND CORRESPONDING APPLICATIONS

1.	PCT/JP2004/13536(Filed 09/16/2004), entered into Japan (Application No. 2006-510156), US (Application No.10/589,969) and EP (Application No.04821687.3)

“MONOCLONAL ANTIBODY AND USE THEREOF”

2.	PCT/US2006/031517(Filed 08/11/2006)

“METHODS TO EVALUATE AB-LOWERING AGENTS USING WILDTYPE MICE

3.	US60/843,460(Filed 09/08/2006)

“DEGLYCOSYLATED ANTI-AMYLOID BETA ANTIBODIES INDUCE AMYLOID BETA SEQUESTRATION WITH REDUCED MICROGLIAL PHAGOCYTOSIS AND CYTOKINE RELEASE”